Exhibit 99.1

GE Commercial Finance Fleet Services

News Release

FOR IMMEDIATE RELEASE

GE Commercial Finance Fleet Services Provides $275 Million Revolving Credit Facility for Hertz Corporation

Eden Prairie, Minn. — Oct. 4, 2006 — GE Commercial Finance Fleet Services today announced the closing of a new $275 million 5-year revolving credit facility for Hertz Corporation, the largest general use car rental company in the world.   GE Commercial Finance Fleet Services, which served as sole lead arranger and bookrunner for the facility and led its syndication, also will serve as administrative agent.  Proceeds of the financing, which closed Sept. 29, primarily will be used to acquire, finance and refinance vehicles for the company’s car rental business.

“Our new partnership with Hertz Corporation is significant on several fronts,” said Kathy Marinello, GE Commercial Finance Fleet Services President and CEO.  “First, we value the opportunity to work with a premier company.  Second, we see the growth potential in the auto rental industry and believe we are uniquely equipped to help companies like Hertz capitalize on this potential.  And finally, we see the quality of opportunities in this space as a strong affirmation of our commitment to leverage our expertise to support the rental vehicle financing market.”

About Hertz Corporation

The Hertz Corporation, the largest worldwide general use car rental brand, operates from approximately 7,600 locations in 150 countries.

About GE Commercial Finance Fleet Services

GE Commercial Finance Fleet Services, based in Eden Prairie, Minn., is a global fleet management company with operations in the United States, Canada, Europe, Japan, Australia and New Zealand. GE Commercial Finance is the business-to-business finance unit of General Electric. General Electric (NYSE: GE) is Imagination at Work - a diversified technology, media and financial services company focused on solving some of the world’s toughest problems.

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Contacts:
GE Commercial Finance Fleet Services	Hertz Corporation
Kristi Rollag Wangstad	Richard Broome
952.828.1270	201.307.2486
kristi.rollagwangstad@ge.com	RBroome@hertz.com